Exhibit 10.1

CONFIDENTIAL

March 9, 2016

Mr. David Tipton

43126 Pradel Drive

Naperville IL, 60564

Wonkabar33@gmail.com

Dear David:

We are very pleased to confirm our offer for you to join AdvancePierre Foods, Inc. (the “Company”) as Senior Vice President, Human Resources. This letter will confirm the terms and conditions of our offer. We hope to have you join us as soon as possible, and will establish a mutually agreeable date following your acceptance (the “Employment Date”). Please return this letter signed by you without modification, no later than March 12, 2016, after which time this offer of employment will automatically expire.

1.                                      Position and Duties. The Senior Vice President, Human Resources shall report to the Company’s President and CEO, John Simons.

2.                                      Base Salary. Your annualized base salary will be $240,000 ($9,230.77 bi-weekly) less applicable withholdings and deductions, to be paid in accordance with the company’s regular payroll practices. The Company will review your salary annually, but any adjustments are at the sole discretion of the Company. The first review will be scheduled in February 2017. After any adjustments, the term “Annual Base Salary” for all purposes shall refer to base salary annualized, as most recently adjusted.

3.                                      Annual Bonus. You will be eligible to receive an annual bonus at a target level of 50% and a maximum of 100% (range 0% to 100%) of your Annual Base Salary according to performance targets established by the Company (the “Annual Bonus”). The Annual Bonus is funded based on company performance relative to our business plan and, if funded, payouts are influenced by individual performance. Any such bonus earned shall be paid as soon as practicable but in no event later than the 15th day of the third month following the end of your taxable year (or the company’s taxable year, whichever is later) in which your right to receive such bonus is first determined. You will be entitled to receive the Annual Bonus only if you remain employed in good standing by the Company through the payment date of the Annual Bonus.

4.                                      Equity Interest. As soon as practicable following your Employment Date and subject to compliance with applicable securities laws, the Company shall grant to you an equity interest of 1,500 shares in the Company, which equity interest shall be evidenced by and subject to the terms of an equity award agreement to be entered into by you and the Company. As described in the equity award, 25% of the shares shall become vested on each of the first four anniversaries of the grant date. In the event of a Change in Control (as defined in Section 9), vesting shall occur as follows: 66% if the Change in Control occurs within the 24 month period following the grant date, and 100% if the Change in Control occurs after the 24 month anniversary of the grant date.

9987 Carver Road	Blue Ash, OH 45242	www.advancepierre.com

Phone 513-874-8741	Toll Free 1-800-543-1604

5.                                      Employee Benefits. You will be eligible to participate in the Company’s 401(k), health insurance, short-term and long-term disability insurance, life insurance and other employee benefit plans in accordance with the terms and conditions of those plans as they may be amended from time to time, and on terms and conditions no less favorable than those applicable to the Company’s other senior executives. Benefits begin on the first day of the month following 30 days of full-time employment. The Company may modify, interpret or discontinue such plans in its sole discretion.

6.                                      Vacation. You will be eligible to accrue 20 days of paid vacation each calendar year, to be taken at times reasonably agreeable to the Company and in compliance with Company policy.

7.                                      Office Location. Your home office will be in Blue Ash, Ohio but you will be expected to travel as necessary for customer meetings, plant meetings and support contacts across the Company’s network.

8.                                      Relocation. You will receive our full Executive Level relocation package managed by HomeServices Relocation. You will be required to sign a repayment agreement to begin processing relocation benefits. This and other information on your move will be provided separately.

9.                                      Employment Status. You acknowledge that your employment with the Company is at-will, and either party can terminate the relationship at any time with or without cause and with or without notice.

(a) If your employment is terminated:

(i) by the Company for any reason other than (x) Cause or (y) disability that continues for more than six (6) months or

(ii) within three (3) months following the occurrence of a “Change In Control” (as defined below) by you as the result of:

a.              a material reduction in your then current salary or bonus level;

b.              a change resulting in the material diminution of your then current job description and responsibilities;

c.               a material change in reporting relationship; or

d.              a relocation of your office more than 50 miles from your then current office that requires relocation from your then current home; and

e.               provided that you have notified the Company in writing within no more than 60 days of the initial existence of an event described in (A)-(D) and such event has not been cured within 30 days after the Company’s receipt of such notice;

then your employment will be deemed to have been severed and you shall receive special salary continuation payments for 52 weeks at your current annual salary (the “Special Severance”). No Severance shall be paid unless your termination constitutes a “separation from service” as defined under section 409A of the Code. Your right to receive the Severance is contingent upon your (i) entering into (and not revoking) within the time periods provided by applicable law a comprehensive release of claims substantially in the form as attached hereto and (ii) continued

compliance with the terms of the Company’s Confidentiality, Non-Compete and Non-Solicitation Agreement. Payment of the Special Severance shall commence following expiration of the revocation period applicable to the release as statutorily required by law, and be paid out over the 52-week period. If the revocation period spans two calendar years, then, to the extent necessary to comply with section 409A of the Code, payments shall commence in the second of the two years. Any Special Severance payable hereunder shall reduce the amount of any other severance you may otherwise be due from the Company or any of its subsidiaries or affiliates (including, but not limited to any severance set forth in any other employment agreement, severance plan, policy or arrangement). For the avoidance of doubt, if your employment is terminated by reason of cause, or your voluntary resignation (other than as provided in Section 10(A)2(a) through (d) above), death or disability that continues for more than six (6) months, you shall not be entitled to the Special Severance provided for hereunder.

“Change In Control” shall mean: the sale or other transfer of the Company to an Independent Third Party (as defined below) or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances (without regard to the occurrence of any contingency) to elect a majority of the Company’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis. “Independent Third Party” means any person or entity who, immediately prior to the contemplated transaction, does not own in excess of 5% of the common stock on a fully-diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendant (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other persons.

“Cause” shall mean one or more of the following: (A) any material breach of this letter agreement by you; (B) willful violation by you of any law, rule, regulation, which violation results, or could reasonably be expected to result, in material harm to the business or reputation of the Company; or (C) the conviction or commission of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude.

(b) You shall not be obligated to seek new employment or take any other action during the 52-week Special Severance period to mitigate the benefits to which you are entitled hereunder.

These provisions and requirements in Section 9 apply no matter why, when or how your employment ends with the Company, and no matter whether the Special Severance benefits (or other severance benefits) are paid to you.

10.                               Immigration Compliance. Your offer of employment is contingent upon you verifying your employment eligibility in accordance with the U.S. Immigration Reform Control Act of 1986.

11.                               Reimbursement. The Company will reimburse you for reasonable travel, entertainment and other business-related expenses you incur on behalf of the Company, that are consistent with the Company’s policies in effect from time to time regarding the reporting and documentation of such expenses. Such reimbursements shall be payable to you as soon as practicable, but in no event later than the last business day of the calendar year next following the calendar year in which the expenses were incurred.

12.                               Insurance. The Company will maintain you as an insured party on all directors’ and officers’ insurance that it maintains for the benefit of its directors and officers on at least the same basis as all other covered individuals. The Company shall not be obligated, however, to maintain directors’ and officers’ insurance.

13.                               Contingencies. This offer is contingent upon the completion of a post offer drug screen with an acceptable results, a health assessment, a background check, establishing your eligibility to work in the United States, and the execution of the Company’s standard Confidentiality, Non-Compete and Non-Solicitation and Code of Conduct Agreements on or prior to your Employment Date.

14.                               Agreement. No failure or delay on the part of the Company or you in enforcing or exercising any right or remedy under this letter will operate as a waiver thereof. This letter agreement may not be amended or modified except by an express written agreement signed by you and an authorized representative of the Company. This letter agreement (along with the final form of any referenced document) represents the entire agreement between you and the Company, and no verbal or written agreement, promises or representations that were not specifically provided for in this letter agreement will be binding upon you or the Company.

David, we look forward to your leadership and contributions to the Human Resources functions and AdvancePierre Foods!

[SIGNATURE PAGE FOLLOWS]

On behalf of AdvancePierre Foods, Inc.

Name:	/s/ Michael B. Sims	Date:	3/9/2016
Michael B. Sims

Title:	Chief Financial Officer

You hereby agree that the terms and conditions set forth above constitute the entire terms and conditions of your employment with the Company.

/s/ David Tipton	Date:	3/9/16
David Tipton